                                                                     EXHIBIT 4.4

                               INVESTOR AGREEMENT

     Investor Agreement, dated as of December 17, 1991, between Hospice Care Incorporated, a Delaware corporation ("HCI" or the "Company"), Chemed Corporation, a Delaware corporation ("Chemed"), and OCR Holding Company (the "Investor"), a Nevada corporation, which is a direct, wholly owned subsidiary of Chemed.

     WHEREAS, Chemed, the Investor and their associates and affiliates do not currently beneficially own any securities of HCI;

     WHEREAS, HCI has agreed, subject to the terms and conditions of a Preferred Stock Purchase Agreement dated as of December 17, 1991 (the "Preferred Stock Agreement"), to issue to the Investor 270,000 shares of HCI 9% Cumulative Nonconvertible Preferred Stock, par value $1.00 per share (the "HCI Preferred Stock");

     WHEREAS, in conjunction with the issuance of such HCI Preferred Stock to the Investor, HCI has also agreed to issue two warrants (the "Warrants") to the Investor which entitle the Investor to purchase in the aggregate up to 28.3% of the fully diluted shares of HCI common stock, par value $.001 per share ("HCI Common Stock"), for an aggregate exercise price of $18 million (the "Warrant Shares"), subject to the terms and conditions of the Warrants (the HCI Preferred Stock, the Warrants and the Warrant Shares sometimes collectively referred to herein as the "HCI Securities");

     WHEREAS, the Investor has represented that it is acquiring the HCI Preferred Stock and the Warrants (and, if it exercises the Warrants, will be acquiring the Warrant Shares) for investment and not for the purpose or effect of changing or influencing the control of HCI or in connection with or as a participant in any transaction having such purpose or effect;

     NOW THEREFORE, in consideration of the provisions and mutual covenants hereinafter set forth, and for other valuable consideration, HCI, Chemed and the Investor agree as follows:

     1. Increase in Size of Board of Directors.

          (a) Promptly following the issuance of HCI Preferred Stock to the Investor, one designee of the Investor shall be appointed as a director of HCI in Class I, the directors of which would, when elected at a stockholders' meeting expected to be held promptly after the date hereof, have terms expiring in 1994. The Board of Directors of HCI shall thereupon take appropriate action in accordance with the Company's Bylaws to fix at eight the number of directors constituting the entire Board of Directors, subject to Section l(c) hereof. As long as this Agreement is in effect and the Investor beneficially owns at least 10 percent of the outstanding HCI Common Stock (or, if the Warrants have not been exercised, beneficially owns at least a majority of the outstanding HCI Preferred Stock), HCI agrees to renominate such designee, or to nominate an alternative person selected by the Investor, for election as a director of HCI. Such designee or alternative person selected by the Investor to serve as director of HCI will be Timothy S. O' Toole or such other person as may be reasonably acceptable to HCI. As long as this Agreement is in effect, Chemed and the Investor agree not to seek or accept the election or appointment of more than one designee of the Investor as director of HCI, except as set forth in Section 1(c) hereof or as otherwise agreed to in writing by Chemed, the Investor and HCI.

          (b) In the event that the Investor shall cease to beneficially own at least 10 percent of the outstanding HCI Common Stock (or, if the Warrants have not been exercised, cease to beneficially own at least a majority of the outstanding HCI Preferred Stock), the Investor, if requested by a majority of the other directors of HCI excluding the Investor's designee, will cause its designee on the Board of Directors of HCI promptly to resign as director.

          (c) It is understood and agreed that HCI contemplates the appointment or election of another non-employee director to its Board of Directors as soon as practicable after the closing of the Preferred Stock Agreement and other transactions expected to occur at or about the same time, which would thereby increase the size of the Board of Directors of HCI to nine. As long as this Agreement is in effect and the Investor beneficially owns at least 10 percent of the outstanding HCI Common Stock, HCI agrees that Investor's designees will constitute no less than one ninth (1/9) of the entire HCI Board of Directors (rounded up to the nearest full number); provided, however, that as long as the HCI Board of Directors is comprised of ten or fewer directors, the Investor shall be entitled to only one designee.

     2. Restriction on Acquisitions of HCI Common Stock.

As long as this Agreement is in effect, Chemed and the Investor, on behalf of themselves and their affiliates and associates, individually and collectively, agree not to, directly or indirectly, through one or more transactions or acting in concert with one or more persons or companies or otherwise, offer to acquire or acquire any HCI Common Stock (other than the Warrant Shares), except with the prior written approval of HCI's Board of Directors. The foregoing restriction shall also cover any agreement, arrangement, understanding, right or option to acquire shares of HCI Common Stock (other than the Warrant Shares). Notwithstanding the foregoing, in the event that the Investor ceases to beneficially own at least 20 percent of HCI Common Stock at any time during the term of this Agreement as a result of any action taken by HCI, the Investor shall be entitled to acquire additional HCI Common Stock without the prior approval of HCI in the open market or in private transactions so as to maintain its beneficial ownership level at up to 20 percent provided that the Investor shall not exceed such 20 percent interest without HCI's prior written approval.

     3. Restrictions on Dispositions of HCI Preferred Stock, Warrants and
Shares.

          (a) The Investor acknowledges and agrees that by its terms, the HCI Preferred Stock is nontransferable without the prior written approval of the Company. The Investor also acknowledges and agrees that, except as permitted under paragraph 14, the Warrants are nontransferable without the prior written approval of the Company. Subject to the terms and conditions of this Agreement, the Investor agrees that until the earlier of (i) December 17, 1993 or (ii) such date that is six months (or such other period of time as determined by the underwriters for such Offering to be appropriate) after the closing of a Qualified Initial Public Offering (as defined below), if any, by HCI, the Investor will not sell, hypothecate, transfer or dispose (or agree to sell, hypothecate, transfer or dispose) of the Warrant Shares or any other shares of HCI Common Stock hereafter acquired by the Investor without the prior written approval of HCI; provided, however, that it is understood and agreed that the foregoing time limitation in clause (a)(i) above shall not apply at such time as (i) there has been a material adverse change in the consolidated financial condition, results of operation or business of HCI after the date hereof; (ii) there has been a "change in control of HCI" (as defined below); or (iii) the Investor shall be entitled to have its HCI Common Stock registered under that certain Registration Agreement dated as of December __, 1991 among HCI, the Investor and Chemed. For purposes of this Agreement, a "Qualified Initial Public Offering" means a public offering of HCI Common Stock which (i) results in gross proceeds to HCI from such offering in an amount not less than $12 million, and (ii) results in a market capitalization of the common equity of HCI of at least $60 million; and a "change in control of HCI" shall be deemed to have taken place if after the date hereof (i) any person (excluding Hugh A. Westbrook) becomes a beneficial owner of 50% or more of the total number of outstanding shares of HCI Common Stock; (ii) any liquidation of HCI, sale of all or substantially all of the Company's assets or other similar extraordinary corporate transaction shall have occurred; or (iii) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, or contested election, the persons who were directors of HCI before such transaction shall cease to constitute at least a majority of the Board of Directors of the Company.

          (b) Notwithstanding any other provisions in this Agreement but subject to the provisions of paragraph 14 hereof, until completion of a Qualified Initial Public Offering the Investor will not sell, hypothecate, transfer or dispose (or agree to sell, hypothecate, transfer or dispose) of the Warrants, Warrant Shares and any other shares of HCI Common Stock hereafter acquired by the Investor, in one private transaction or a series of private transactions (a "Proposed Sale Transaction") unless HCI or its designee is first given an opportunity to acquire such Warrants, Warrant Shares and any such shares of HCI Common Stock hereafter acquired by the Investor during the period of 90 days after HCI receives written notice from the Investor of the Proposed Sale Transaction or agreement evidencing such Transaction on the same terms and conditions as the Proposed Sale Transaction. Such notice shall include the identity of the potential purchaser, the number of Warrants, Warrant Shares or other shares of HCI Common Stock proposed to be sold, hypothecated, transferred or disposed of, and the material terms of such Proposed Sale Transaction, including (if applicable) the price and form of consideration to be paid. In the event HCI or its designee does not purchase the Warrants, Warrant Shares or shares of HCI Common Stock proposed to be included in the Proposed Sale Transaction within such 90-day period, then, subject to compliance by the Investor with applicable federal and state securities laws and the terms of this Agreement, (including, if applicable, compliance with Section

3(c)), the Investor shall be permitted to sell, hypothecate or dispose (at the same or higher price) of such Warrants, Warrant Shares or HCI Common Stock to such proposed purchaser or transferee; provided, however, that if such Warrants, Warrant Shares or HCI Common Stock are not sold or transferred by the Investor to such proposed purchaser or transferee within 60 days after the end of such 90-day period, then HCI or its designee shall continue to be entitled to one or more further rights of first refusal as described above; and provided, further, that as a condition to any sale, hypothecation, transfer or disposition, the Investor shall take steps to ensure that the proposed transferee becomes bound by and subject to the provisions of this Agreement as evidenced by the execution and delivery by such proposed transferee as a condition precedent to such transfer of a counterpart to this Agreement to which the proposed transferee will become an additional party. HCI in its sole discretion may assign its rights of first refusal to any person or entity so designated by HCI. Subject to paragraph 14, in the event of a Payment Default (as hereafter defined), the 90-day period referred to herein shall be 45 days during such time that such Payment Default has not been cured; provided, however, that with respect to a Proposed Sale Transaction of which HCI receives notice at a time when a Payment Default exists, the 90-day period referred to herein shall be in any event 45 days.

          (c) Notwithstanding any other provision hereof but subject to the provisions of paragraph 14, until completion of a Qualified Initial Public Offering, the Investor agrees not to sell, hypothecate, transfer or dispose (or agree to sell, hypothecate, transfer or dispose) of the Warrant Shares or any other shares of HCI Common Stock hereafter acquired by the Investor to any person or entity without the prior written approval of HCI, which approval shall not be unreasonably withheld.

          (d) In the event HCI completes a Qualified Initial Public Offering for the shares of HCI Common Stock, Chemed and the Investor agree as follows with respect to any sale, hypothecation, transfer or other disposition of Warrant Shares or any other shares of HCI Common Stock beneficially owned by Chemed, the Investor, their affiliates and associates:

          (i) Open Market Sales. Open market sales of Warrant Shares or any other HCI Common Stock may only be made pursuant to an effective registration statement under the Securities Act of 1933 or pursuant to an available exemption from registration as evidenced by a written opinion from Investor's counsel, which counsel shall be experienced in securities law matters and which opinion shall be reasonably satisfactory in form and substance to HCI and its counsel.

          (ii) Overall Limitation on Dispositions. Except as provided in paragraph (iii) below, Chemed and the Investor, each on behalf of itself and its affiliates and associates, will not knowingly offer, sell or transfer any Warrant Shares or any other shares of the HCI Common Stock beneficially owned by them to any person or company who then or, as a result of such sale or transfer, would, directly or indirectly, beneficially own, control or hold proxies or options for five percent or more of the outstanding HCI Common Stock except with the prior written approval of HCI unless prior thereto, HCI or its designee is first given an opportunity to acquire such shares on the same terms and conditions as set forth in paragraph 3(b) above except that the 90-day period provided for in paragraph 3(b) shall be 45 days for purposes of this paragraph (ii). In sales other than in the open market, the Investor, on behalf of itself and its affiliates and associates, shall obtain appropriate representations from each purchaser as to compliance with this five percent limitation.

          (iii) Sales Pursuant to Tender Offers. Chemed and the Investor, each on behalf of itself and its affiliates and associates, shall be entitled to participate without restriction in any tender or exchange offer made to all stockholders of HCI; provided, however, that if such tender or exchange offer is one which the HCI Board of Directors opposes, the Investor agrees that no HCI Common Stock beneficially owned by Chemed and the Investor, or any of its respective affiliates or associates, will be tendered unless 50 percent of all outstanding shares of HCI Common Stock (which for the purpose of this calculation shall include all shares beneficially owned by the bidder) have previously been tendered by stockholders other than Chemed, the Investor, and their respective affiliates and associates, and that, in such event, no tender or indication or arrangement to tender any of the HCI Common Stock beneficially owned by them may be made until 48 hours prior to the scheduled expiration of the tender or exchange offer.

     4. Repurchase of HCI Preferred Stock. In the event of a change in control of Chemed and/or the Investor as defined in Section 5 hereof, the Investor hereby agrees, upon at least 15 days' prior written notice and subject to appropriate documentation and compliance with all applicable legal requirements, to sell and deliver to any designee of HCI all or a portion of the shares of HCI Preferred Stock which such designee wishes to acquire so long as such designee tenders to the Investor the same price that the Investor would receive if HCI were to redeem at the option of HCI such shares pursuant to Section 3 of the Certificate of Designation, Preferences and Other Rights to HCI's Certificate of Incorporation.

     5. Change in Control of Chemed and/or the Investor.

In the event of a "change in control of Chemed and/or the Investor" (as defined below) during the term of this Agreement, HCI or its designee shall have the right to repurchase the Warrants, the Warrant Shares and/or the HCI Common Stock then owned by Chemed and the Investor, and Chemed and the Investor hereby grant HCI or its designee such right and agree to sell the Warrants, the Warrant Shares and/or the HCI Common Stock pursuant to the exercise of such right, on the following terms and conditions:

     (i) The repurchase price for the Warrants shall be an amount equal to the product of (x) the aggregate exercise price of all Warrants which remain unexercised at the date of repurchase; (y) 1%; and (z) the number of full months elapsed from the date of this Agreement to the date of repurchase; provided, however, that in no event shall such repurchase price exceed the difference (if any) between (A) the aggregate Fair Market Value of the HCI Common Stock covered by the Warrants to be repurchased minus (B) the aggregate exercise price of such Warrants.

     (ii) The repurchase price for the HCI Common Stock shall be an amount equal to the product of (x) the purchase price paid by Chemed and/or the Investor for such HCI Common Stock; (y) 1%; and (z) the number of full months elapsed from the date of this Agreement to the date of repurchase; provided, however, that in no event shall such repurchase price exceed the aggregate Fair Market Value of such HCI Common Stock.

     (iii) For purposes of (i) and (ii) above, the Fair Market Value of the HCI Common Stock, if shares of HCI Common Stock are publicly traded, shall mean the average of the Current Market Prices (as hereinafter defined) of such shares for each day of the Adjustment Period (as hereinafter defined). "Current Market Price" of publicly traded shares of HCI Common Stock for a day shall mean the last reported sales price, regular way, or, in case no sale takes place on such day, the average reported closing bid and asked prices, regular way, in either case as reported on the New York Stock Exchange Composite Tape or, if such shares are not listed or admitted to trading on any national securities exchange, on the NASDAQ National Market System or, if such shares are not quoted on such National Market System, the average of the closing bid and asked prices on each such day in the over-the-counter market as reported by NASDAQ, or, if bid and asked prices for such shares on each such day shall not have been reported through NASDAQ, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm regularly making a market in such shares selected for such purpose by the Board of Directors of the Company on each trading day during the Adjustment Period. "Adjustment Period" shall mean the period of five (5) consecutive trading days, selected by the Board of Directors of the Company in its sole discretion, during the twenty (20) trading days preceding, and including, the date as of which the Fair Market Value of such shares is to be determined. The Fair Market Value of HCI Common Stock which is not publicly traded shall mean the fair market value thereof as determined in good faith by the Board of Directors of the Company in its sole discretion.

     For purposes of this Section 5, a "change in control of Chemed and/or the Investor" shall be deemed to have taken place if after the date hereof (i) any person not now such a beneficial owner becomes a beneficial owner of 50% of more of the total number of voting shares of capital stock of Chemed and/or the Investor; (ii) any person (other than the persons named as proxies solicited on behalf of the Board of Directors of Chemed) holds revocable or irrevocable proxies, as to the election or removal of more than one third of the entire Board of Directors of Chemed, for 50% or more of a total number of voting shares of capital stock of Chemed; (iii) for any reason, the Board of Directors of Chemed and/or the Investor (but, in the case of the Investor, only if the Investor is no longer affiliated with Chemed) is comprised of persons a majority of whom have not served on such Board of Directors of Chemed and/or the Investor during the immediately preceding two year period; or (iv) any liquidation of Chemed and/or the Investor, sale of all or substantially all of Chemed's assets or other similar extraordinary corporate transaction shall have occurred, which liquidation, sale or other similar transactions results in the persons who were directors of Chemed and/or the Investor before such transaction ceasing to constitute at least a majority of the Board of Directors of Chemed and/or the Investor. HCI of its designee may exercise its rights under this Paragraph 5 after a change in control of Chemed and/or the Investor shall have occurred by
(i) providing written notice to the Investor no later than 30 days after ascertaining that a change in control of Chemed and/or the Investor has occurred of its intention to exercise its rights hereunder and (ii) consummating the purchase of the Warrants, Warrant Shares and/or HCI Common Stock, as the case may be, specified in the aforesaid notice, within 90 days after such notice is given.

     6. Representations of Chemed and the Investor. Chemed and the Investor represent and warrant as follows:

          (a) Chemed and the Investor have the requisite power and authority to enter into this Agreement, and that this Agreement is a valid, binding and enforceable obligation of Chemed and the Investor enforceable in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, reorganization, insolvency or similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

          (b) The statements contained in this Agreement, pertaining to Chemed and the Investor are true and correct in all respects.

     7. Representation of HCI. HCI represents and warrants that it has the power and authority to enter into this Agreement and this Agreement is a valid, binding and enforceable obligation of HCI, enforceable in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, reorganization, insolvency or similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

     8. Additional Covenants of the Investor. The Investor agrees that for as long as the Investor and its affiliates and associates beneficially own at least five percent of the outstanding HCI Common Stock and no change in control of HCI (as defined in Section 3(a) hereof) has occurred, without the prior written approval of HCI's Board of Directors, neither Chemed or the Investor nor any of their affiliates or associates will (i) call a special meeting of stockholders other than a special meeting of stockholders, the call of which is supported by HCI's board of directors; (ii) institute, encourage or participate in any proxy solicitation with respect to any matter submitted or proposed to be submitted to a vote of HCI stockholders; provided, however, that it is understood and agreed that this subparagraph shall not limit in any manner the ability of the Investor to vote its shares of HCI Common Stock; (iii) announce, publicly propose or solicit any person or company to acquire, offer to acquire or agree to acquire, by merger, tender offer, purchase or otherwise, HCI or a substantial portion of its assets or more than ten percent of HCI Common Stock; (iv) have or seek to have any designee of Chemed and/or the Investor serve as the Chairman of the Board of Directors of HCI; (v) propose a director or directors in opposition to the nominees proposed by the management of HCI or the Board of Directors of HCI, other than as permitted in this Agreement; or
(vi) except as necessary or advisable solely in connection with the performance of duties by the Investor's designee as a member of HCI's Board of Directors, exercise or attempt to exercise, directly or indirectly, control or controlling influence over the management, policies or business operations of HCI. The Investor further agrees that the Investor, its affiliates and associates will not act in concert with any person or entity or assist, and or abet any affiliate or associate to act, or act in concert, with any person or entity, in a manner which is inconsistent with the terms hereof or which attempts to evade any provision or requirement of this Agreement.

     9. Injunctive and Other Relief. The parties hereto agree that in the event either HCI, on the one hand, and Chemed or the Investor, on the other hand, breaches or threatens to breach this Agreement, the other will be irreparably harmed and will be entitled to injunctive relief and specific enforcement (without proof of actual damage) in addition to any other legal rights which it or they may have.

     10. Termination. This Agreement shall terminate (i) if after the issuance by HCI to the Investor of the HCI Preferred Stock and Warrants, the Investor and its respective affiliates and associates, cease to be the beneficial owners of more than ten percent of the outstanding shares of HCI Common Stock for a period of six months, or (ii) upon mutual written agreement by HCI, Chemed and the Investor.

     11. Definitions. For purposes of this Agreement, the term "beneficial ownership" shall have the meaning ascribed to such term in Rule 13d-3 under the 1934 Act, the terms "associate", "affiliate", and "control" shall have the meanings ascribed to such terms in Rule 12b-2 under the 1934 Act. The percentage of outstanding shares of the HCI Common Stock beneficially owned by the Investor shall be calculated hereunder in accordance with the provisions of Rule 13d-3(d) under the 1934 Act.

     12. Entire Agreement; Modification. This Agreement, the Preferred Stock Agreement (including all exhibits and schedules thereto), the Registration Agreement dated

December __, 1991 (the "Registration Agreement") and the letter agreement dated July 23, 1991 between Chemed and Furman Selz Incorporated related to confidentiality (the "Confidentiality Agreement") set forth the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and the purchase of the HCI Securities and merges and supersedes any and all prior discussions, agreements, and understandings between or among them with respect thereto, and no party shall be bound by any condition, definition, warranty or representation, other than those expressly set forth or provided for in this Agreement, the Preferred Stock Agreement, the Registration Agreement and the Confidentiality Agreement or in any document or instrument delivered pursuant to such agreements, or as may be set forth in writing and signed by the party or parties to be bound thereby on or subsequent to the date hereof. This Agreement may not be changed or modified, except by an agreement in writing executed by HCI, Chemed and the Investor. This Agreement, and the rights and obligations hereunder, may not be assigned to any person or entity except as otherwise specifically permitted herein.

     13. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by Delaware law (excluding the choice of law provisions).

     14. Certain Default Provisions. In the event HCI defaults in any obligation to pay dividends on the HCI Preferred Stock or to make any mandatory redemption payment in accordance with the terms of the Certificate of Designation relating to the HCI Preferred Stock (a "Payment Default") and such Payment Default remains uncured for five business days after the date of such Payment Default, during the time that such Payment Default continues the following provisions of this Agreement shall be suspended and shall not be operative:

          (i) the restrictions imposed on dispositions of Warrants, Warrant Shares and any other shares of HCI Common Stock beneficially owned by the Investor imposed under paragraph 3(a) hereof;

          (ii) the provisions of paragraph 3(b) if such Payment Default continues for more than 120 days;

          (iii) the provisions of paragraph 3(c);

          (iv) the provisions of paragraph 3(d)(ii) and 3(d)(iii); and

          (v) the provisions of paragraph 8.

Such provisions shall immediately again become operative at such time as the Payment Default has been cured.

     15. Counterparts. This Agreement may be executed in one or more counterparts.

     16. Severability. If any provision contained in this Agreement operates or would operate prospectively to invalidate this Agreement in whole or in part, then only such provision shall be held ineffective as though not herein contained and the remainder of this Agreement shall remain operative and in full force and effect. If any provision contained in this Agreement is invalidated, the parties hereto will use their best efforts to adopt an appropriate substitute for the invalidated provision consistent with the intent of the parties.

     17. Binding Effect of Agreement. The terms of this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective subsidiaries, parents or other affiliated entities, successors, agents, representatives and permitted assigns.

     18. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or certified or registered mail, return receipt requested, to the addresses set forth below the signatures of the respective parties hereto. In the case of communications to Chemed and the Investor, to Chemed Corporation, 2600 Chemed Center, 225 E. Fifth Street, Cincinnati, OH 45202, and a copy (which shall not constitute notice) shall be delivered concurrently to Dinsmore & Shohl, 1900 Chemed Center, 225 E. Fifth Street, Suite 16, Cincinnati, OH 45202-3172, Attention: Clifford A. Roe, Esq. In the case of communications to HCI, to Hospice Care Incorporated, Suite 1500, 100 South Biscayne Boulevard, Miami, Fl 33131 and a copy (which shall not constitute notice) shall be delivered concurrently to Hogan & Hartson; 555 Thirteenth Street, N.W.; Washington, D.C. 20004, Attention: Robert J. Waldman, Esq.

     19. Headings. The headings in the sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

HOSPICE CARE INCORPORATED                        CHEMED CORPORATION

By: /s/ Earl M. Collier, Jr.                     By: /s/ Thomas C. Hutton
   --------------------------------                 ----------------------------
President                                           Vice President


                                                 OCR HOLDING COMPANY
                                                 By: /s/ [Signature Illegible]
                                                    ----------------------------
                                                    Vice President


                                     - 21 -